FIRST AMENDMENT TO
COUNTRYWIDE CREDIT INDUSTRIES, INC.
DEFERRED COMPENSATION PLAN
Originally Effective August 1, 1993
Amended and Restated Effective March 1, 2000

        Countrywide Credit Industries, Inc., a Delaware corporation (the “Company”), pursuant to the power granted to it by Section 11.2 of the Countrywide Credit Industries, Inc. Deferred Compensation Plan, (the “Plan”), hereby amends the Plan, by action of its Board of Directors, to comply with Rules and Regulations for Administration and Enforcement; Claims Procedures issued by the Department of Labor effective January 1, 2002.

        Article 14, Claims Procedures, is deleted and new Article 14 is inserted in its place as follows:

Article 14
Claims Procedures

14.1     Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

14.2     Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time; provided, that claims based on Disability shall be considered within 45 days, unless, within such time, the Committee notifies the Claimant in writing that a 30-day extension is required pursuant to Labor Regulation 2560.503-1. Once a decision is made, the Committee shall notify the Claimant in writing:

(a)	that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

(b)	that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to the understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	the specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure set forth in Section 14.3 below, including Claimants right to bring a civil action as described in Section 14.5

14.3     Review of a Denied Claim. Within 60 days (180 days for a claim based on Disability) after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s’ duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Therefore, but not later than 30 days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):

(a)	may review pertinent documents;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Committee, in its sole discretion, may grant.

14.4     Decision on Review. The Committee shall render its decision on review promptly, and not later than 60 days (45 days for a claim based on Disability) after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within 120 days after such date; provided, that this period shall be up to one 45-day extension for claims based on Disability. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c)	such other matters as the Committee deems relevant.

14.5      Legal Action. A Claimant's compliance with the foregoing provisions of this Article 14 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan.

         The Company has caused this Amendment to be signed by its duly authorized officer as of the date written below:

Countrywide Credit Industries, Inc.

By: ------------------------------------------------

          Anne D. McCallion
          Managing Director
          Chief Administrative Officer

Date: ----------------------------------------------